Exhibit 4.1
MANUFACTURING AND
OPTION AGREEMENT
BY AND BETWEEN
INTERNATIONAL WEX TECHNOLOGIES INC.
AND
SABEX 2002 INC.
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MANUFACTURING AND OPTION AGREEMENT

THIS AGREEMENT is made and entered into this th day of March, 2004.

BY AND BETWEEN:
INTERNATIONAL WEX TECHNOLOGIES INC., a corporation duly incorporated under the Canada Business Corporations Act having its head office at 777 Hornby Street, Suite 2000, Vancouver, British Columbia, Canada V6Z 1S4 herein represented by Mr. Frank Shum, its Chief Executive Officer and Chairman, duly authorized for the purposes hereof as he so declares;

(hereinafter referred to as: “Wex”)

AND:
SABEX 2002 INC., a corporation duly incorporated under the Canada Business Corporations Act having its head office at 145 Jules-Léger Street, Boucherville, Quebec, Canada J4B 7K8, herein represented by Mr. Pierre Fréchette, its President and Chief Operating Officer, duly authorized for the purposes hereof as he so declares;

(hereinafter referred to as: “Sabex”)
PREAMBLE
WHEREAS WEX is a biopharmaceutical research and development corporation actively involved in the field of neurobioscience with its core business being the research and development of innovative pharmaceutical compounds for use in the treatment of drug addiction, pain management and anaesthesia;
WHEREAS WEX’s primary focus is on developing products based on a sodium channel blocking compound named Tetrodotoxin and its derivatives;
WHEREAS WEX has currently chosen for its initial focus and regulatory approval, three projects which are in various stages of pre-clinical and clinical development in China and Canada and which are derived from its research into Tetrodotoxin, namely Tetrodin™, Tectin™ and Tocudin™;
WHEREAS WEX wishes to secure a source of supply of injectable finished products for WEX’s clinical lots necessary for completion of the clinical trials of the Finished Products (as defined hereinafter) up to the filing of the submission of a NDA or NDS for each of the Finished Products in Canada and the United States and its equivalent in the member states of the European Community, until they are ready for submission for their marketing approval (the “Clinical Trials”), subject to and upon the terms and conditions of the present Agreement;
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WHEREAS Sabex is interested in manufacturing and providing WEX with such clinical stocks at its Net Manufacturing Costs (as defined hereinafter) subject to certain limitations, in exchange for the grant by WEX to Sabex of a first right of refusal to acquire from WEX an exclusive license to all of the Commercialization Rights (as defined hereinafter) in Canada in and to the Products, as provided for in this Agreement; and
WHEREAS WEX shall be responsible at its sole cost and expense for (i) obtaining any and all necessary Regulatory Approvals (as defined herein) to market the Finished Products in the Research Area (as defined herein); and (ii) providing Sabex at no charge with any and all active pharmaceutical ingredients entering into the composition of the clinical stocks to be manufactured by Sabex pursuant to this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the preamble forming an integral part hereof, the parties hereto, intending to be legally bound, agree as follows:
1.	INTERPRETATION

1.1	Definitions
As used in this Agreement, the following terms shall have the following respective meanings:
1.1.1	“Act” shall mean the Canadian Food and Drug Act, as amended from time to time and including the rules and regulations promulgated thereunder;

1.1.2
“Affiliate” shall mean any individual, corporation or other entity that, directly or indirectly, through stock ownership or otherwise, controls, is controlled by, or is under common control with, the designated party, but only for so long as the relationship exists.

1.1.3
“API” shall mean Tetrodotoxin, a poison extracted from the “puffer” fish or “blow” fish, excreted from the fish’s liver, ovaries and intestines and which enters into the composition of the Finished Products;

1.1.4
“Certificate of Analysis” shall mean the analytical certificate for each batch of Finished Products to be delivered pursuant to Section 7.2 evidencing that the Finished Products conform to the Specifications;

1.1.5
“cGMP” shall mean current Good Manufacturing Practices as promulgated by the HPFB, the FDA and the EMEA; a code of regulations set forth for methods to be used in the manufacture, processing, packing, or holding of a drug to assure that such drug meets the requirements as to safety, and has the identity and strength and meets the quality and purity characteristics that it purports to;

1.1.6	“Clinical Trials” shall have the meaning ascribed to this term in the fourth paragraph of the Preamble;
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1.1.7	“Commercialization Rights” shall have the meaning ascribed to this term in Subsection 9.1.1 and as further defined in Subsection 9.1.2;

1.1.8	“Confidential Information” shall have the meaning ascribed to this term in Subsection 14.1.1;

1.1.9	“Effective Date” shall be the date first written above;

1.1.10	“EMEA” shall mean the European Agency for the Evaluation of Medicinal Products, any of its successor agencies or departments, or any other agency serving the same or similar function;

1.1.11	“Event of Force Majeure” shall have the meaning ascribed to this term in Section 13.1;

1.1.12	“EXW” shall have the meaning set out in the Incoterms of 2000 published by the International Chamber of Commerce, as modified from time to time;

1.1.13
“FDA” shall mean shall mean the Food and Drug Administration; the United States of America federal government agency that regulates the quality, safety and effectiveness of biological and pharmaceutical products in the United States of America, any of its successor agencies or departments, or any other agency serving the same or similar function;

1.1.14
“Finished Product(s)” shall mean the clinical lots for the following three products currently being developed by WEX based on a sodium channel blocking compound named Tetrodotoxin and its derivatives, namely Tetrodin™, Tectin™ and Tocudin™; in finished form and in any formulation, as further described in the Specifications;

1.1.15	“First Right of Refusal” shall have the meaning ascribed to this term in Subsection 9.1.1;

1.1.16	“Forecast(s)” shall mean the Initial Forecast and all Forecast Updates;

1.1.17	“Forecast Updates” shall have the meaning ascribed to this term in Section 5.2;

1.1.18	“Governmental Body” shall mean:
1.1.18.1	any domestic or foreign national, federal, provincial, state, municipal or other government or body;

1.1.18.2	any international or multilateral body;

1.1.18.3	any subdivision, ministry, department, secretariat, bureau, agency, commission, board or authority of any of the foregoing governments or bodies;
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1.1.18.4	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or on behalf of any of the foregoing governments or bodies; or

1.1.18.5	any domestic, foreign, international, multilateral or multinational judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel.
1.1.19	“HPFB” shall mean the Health Products and Food Branch, a division of Health Canada, any of its successor agencies or departments, or any other agency serving the same or similar function;

1.1.20	“Initial Forecast” shall have the meaning ascribed to this term in Section 5.1;

1.1.21
“Know-How” means the skill or ingenuity based upon the body of knowledge which comprises all of the methods, processes, designs, information, formulas, manuals, guidelines and trade secrets relating to the API’s, the Finished Products and their formulation, including, without limitation, and all information necessary for obtaining the Regulatory Approvals;

1.1.22	“Lead Time” shall have the meaning ascribed to this term in Subsection 5.3.1;

1.1.23	“Licence Agreement” shall have the meaning ascribed to this term in Subsection 9.1.1;

1.1.24	“Licence Term” shall have the meaning ascribed to this term in Subsection 9.1.4;

1.1.25
“Loss” or “Losses” shall mean all liability claims, demands, damages, actions, suits, and judgments instituted by third parties against either of the parties hereunder attributable to bodily injury, sickness, disease, death, injury to property, infringement of intellectual property rights or otherwise, including, without limitation, reasonable attorney’s fees and investigation and other costs;

1.1.26	“New Drug Application” or “NDA” – an application to the FDA for marketing approval for a new therapeutic agent made upon successful completion of clinical trials;

1.1.27	“New Drug Submission” or “NDS” – an application to the HPFB for marketing approval for a new therapeutic agent made upon successful completion of clinical trials;

1.1.28
“Net Manufacturing Costs” shall mean the costs incurred by Sabex in the manufacturing of the Finished Products pursuant to the terms and conditions of this Agreement, as such costs are defined in Schedule “1.1.26” attached hereto;

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1.1.29	“Notice of Compliance” or “NOC” means a notice issued under section C.08.004 of the Food and Drug Regulations enacted under the Act to allow the commercialization of a new pharmaceutical product;

1.1.30	“Person(s)” shall mean and include any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, Governmental Body, and any other form of entity or organisation;

1.1.31	“Purchase Order” shall have the meaning ascribed to this term in Subsection 5.3.1;

1.1.32
“Regulatory Agency” or “Regulatory Agencies” shall mean any appropriate Governmental Body having jurisdiction over the approval of drugs and pharmaceutical products in any jurisdiction of the Research Area;

1.1.33
“Regulatory Approval(s)” shall mean all the necessary permits, licences and approvals from the appropriate Regulatory Agencies, to market, sell and distribute the Finished Products in the Research Area;

1.1.34	“Remaining Inventory” shall have the meaning ascribed to this term in Section 4.3;

1.1.35	“Research Area” shall mean the countries of Canada, the United States of America and the member states of the European Community;

1.1.36
“Specifications” shall mean the Finished Products’ process and manufacturing specifications and instructions, quality assurance and other applicable procedures, and product descriptions applicable to the Finished Products provided by WEX to Sabex, as such Specifications are set forth in Schedule “1.1.36” attached hereto;

1.1.37	“Term” shall mean the period set forth under Section 4.1;

1.1.38	“Territory” shall mean the country of Canada; and

1.1.39	“Third Party Offer” shall have the meaning ascribed to this term in Subsection 9.2.5.
1.2	Schedules
The schedules which are attached to this agreement are incorporated into this agreement by reference and are deemed to be part hereof. In the event of an inconsistency between the terms of this Agreement and the Schedules, the terms of this Agreement shall prevail.

Schedule	Description

1.1.26	Sabex’s Net Manufacturing Costs
1.1.36	Specifications
9.1.2	Patents or Patent Applications
5.1	Initial Forecast
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1.3	Currency
Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of Canada.
1.4	Choice of Law
This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein, without regard to the principles of conflict of laws.
1.5	Interpretation Not Affected by Headings of Party Drafting
The division of this agreement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. The terms “this Agreement”, “hereof, “herein”, “hereunder” and similar expressions refer to this Agreement” and the schedules hereto and not to any particular article, section or subsection or other portion hereof and include any Agreement or instrument supplementary or ancillary hereto. Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.
1.6	Number and Gender
In this Agreement, unless there is something in the subject-matter or context inconsistent therewith, (i) words in the singular number include the plural and such words shall be construed as if the plural had been used, (ii) words in the plural include the singular and such words shall be construed as if the singular had been used, and (iii) words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.
1.7	Time of essence
Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.
2.	REGULATORY APPROVALS

2.1	Regulatory Approvals
2.1.1
WEX shall be responsible at its sole cost and expense for conducting any necessary clinical trials to obtain any and all Regulatory Approvals to commercialize the Finished Products anywhere in the Research Area; Sabex not to be incurring any liability for failure of WEX of obtaining such Regulatory Approvals.

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2.1.2
Sabex acknowledges that it will fully co-operate with WEX and provide to WEX the technical information in its possession concerning the Finished Products to be manufactured so that WEX can obtain the Regulatory Approvals as soon as reasonably possible. WEX shall reimburse Sabex any and all reasonable costs and expenses that Sabex may incur in providing this assistance and information. All costs associated with any required validations relating to the Finished Products will be invoiced to WEX at Sabex’s Net Manufacturing Costs.

2.1.3
All documentation necessary to obtain the Regulatory Approvals shall be prepared and filed by WEX, who shall confer regularly with Sabex to report on the status of the clinical trials and the related regulatory filings. Sabex shall have the right to receive any such documentation submitted by WEX to the Regulatory Agencies in the Territory promptly upon a simple request from Sabex.

2.1.4
WEX shall inform Sabex immediately upon receipt of any such Regulatory Approvals and shall provide Sabex with copies thereof as well as of any correspondence from the Regulatory Agencies relating to same. WEX also agrees not to make any decisions likely to have a material effect on the development toward commercialization of the Finished Products in the Territory without consulting Sabex.

2.1.5
WEX agrees to disclose to Sabex all the technical instructions for the analysis of the API’s as well as the Know-How for the processing and analysis of same which are necessary in order to obtain the Regulatory Approvals and to allow Sabex to effectively manufacture Finished Products meeting the Specifications. WEX shall also provide Sabex with all pre-clinical and clinical data, marketing information, safety and stability testing and any other results of studies in its possession relating to the API’s.

3.	MANFUCTURE AND SUPPLY OF FINISHED PRODUCTS

3.1	Manufacture and Supply of Finished Products
3.1.1
During the Term of this Agreement, Sabex shall, subject to the terms and conditions of this Agreement, manufacture and sell exclusively to WEX the Finished Products (including placebo) ordered by WEX pursuant to Section 5.3 for completion of the Clinical Trials, subject to a maximum of one hundred thousand (100,000) Finished Products for the Term.

3.1.2
WEX agrees to exclusively purchase the Finished Products from Sabex for the Term, subject to the following exceptions: (i) to satisfy WEX’s requirements in excess of the limitation set forth in Subsection 3.1.1 above, (ii) to comply with any FDA or EMEA instructions requesting that the Finished Products be sourced in their respective jurisdiction and (iii) to conduct a clinical study before it reaches the Phase II b).

3.1.3
WEX agrees to provide Sabex free of charge at its Boucherville facilities all necessary API’s entering into the composition of Finished Products to be manufactured by Sabex for the Term in accordance with Subsection 5.3.4.

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3.1.4
It is acknowledged by Sabex that WEX is already engaged in discussions to enter into a global agreement with a third party with regard to the commercialization of the Finished Products outside the Territory. The parties agree to negotiate in good faith the entering into of a global manufacturing agreement for the supply of Finished Products to WEX for sale outside the Territory, directly or through third parties, upon a request to that effect from WEX.

4.	TERM AND TERMINATION

4.1	Term
The term of this Agreement shall commence on the Effective Date and shall continue for an initial period of three (3) years. This initial term shall also be renewable by mutual agreement of the parties (the “Term”).
4.2	Termination
4.2.1
In the event that either party materially breaches or defaults on any of its obligations, representations, warranties, or covenants under this Agreement, the other party may give written notice to the defaulting party setting forth in reasonable details the nature of such breach or default. If the defaulting party fails to cure such breach or default within sixty (60) days from the date of such notice, this Agreement shall be subject to immediate termination upon additional written notice to the defaulting party. The non-defaulting party shall have available to it and may pursue all other rights and remedies under applicable laws.

4.3	Results of Expiry or Termination
Upon expiry or earlier termination of this Agreement by reason of WEX’s default, WEX shall purchase from Sabex any Finished Products that are on hand or have been ordered by WEX on the termination date in an amount of up to and including one hundred and twenty-five percent (125%) of the updated Forecast (the “Remaining Inventory”).
5.	FORECAST AND ORDERS

5.1	Monthly Estimated Requirements
On the Effective Date, WEX shall provide Sabex with a non-binding forecast, showing WEX’s estimated requirements of Finished Products by month, for the first twelve (12) months of the Term, said forecast being attached hereto and incorporated herein by reference as Schedule “5.1” (“Initial Forecast”).
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5.2	Forecast Updates
Every three (3) months during the Term, WEX shall provide Sabex with a good faith, non-binding forecast update of its estimated requirements by month, of Finished Products for the twelve-month (12) period commencing on the first day of the immediately following calendar month (“Forecast Updates”).
5.3	Purchase Orders
5.3.1
WEX shall authorize the manufacture and packaging of Finished Products by issuing a firm purchase order (“Purchase Order”) to Sabex which is reasonably consistent with the Forecast and Sabex shall supply the Finished Products so ordered to WEX. Each Purchase Order shall be in a form and contain terms previously agreed to by the parties and shall indicate the quantities of each of the Finished Products requested. The proposed delivery date recited in the Purchase Order shall always be at least three (3) months (the “Lead Time”) following the date when the API’s necessary for Sabex to manufacture the Finished Products have arrived at Sabex’s Boucherville facilities pursuant to Subsection 5.3.4.

5.3.2	The packaging of Finished Products shall be as per Sabex’s standard packaging formats.

5.3.3
Sabex shall promptly acknowledge each Purchase Order by signing and returning to WEX the acknowledgement copy of each Purchase Order promptly after its receipt. By signing such Purchase Order, Sabex will confirm its approval of such order. If accepted by Sabex, such Purchase Order shall be binding upon WEX. Failure of Sabex to deliver to WEX a written notice objecting to a Purchase Order within five (5) business days after receipt of the Purchase Order shall constitute Sabex’s acceptance of the Purchase Order.

5.3.4
Upon confirmation or deemed confirmation of approval of a Purchase Order by Sabex pursuant to Subsection 5.3.3, WEX shall ship to Sabex’s Boucherville facilities the quantities of API’s necessary to manufacture the Finished Products so ordered, within a period of ten (10) days of such confirmation or deemed confirmation of approval.

5.3.5	In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Purchase Order, the terms and conditions of this Agreement shall prevail.
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5.4	Increase over updated Forecasts
WEX may request Sabex to accept an increase over WEX’s updated Forecast of Finished Products (a) if WEX’s increase is less than or equal to ten percent (10%) over the amount indicated in WEX’s updated Forecast, Sabex shall be obligated to provide the amount requested in the Purchase Order; and (b) if WEX’s increase is greater than ten percent (10%) over the amount requested in WEX’s updated Forecast, Sabex’s sole obligation with respect thereto shall be to exercise commercially reasonable efforts to accommodate WEX’s request which exceeds such updated Forecast.
6.	PRICE AND PAYMENT

6.1	Price
Subject to the terms and conditions of this Agreement, WEX shall purchase all Finished Products for which a Purchase Order has been submitted and accepted by Sabex. WEX shall pay Sabex for the Finished Products so ordered Sabex’s Net Manufacturing Costs, as such costs shall be calculated in accordance with Schedule “1.1.20”. Any amounts mentioned herein shall be excluding applicable taxes, which shall be collected by Sabex and remitted to the appropriate Governmental Body, if any.
6.2	Payment
Sabex shall invoice WEX for each shipment of Finished Products promptly upon the delivery of the Finished Products to WEX’s carrier at Sabex’s loading dock. Payment for such Finished Products shall be made by WEX to Sabex within thirty (30) days from the date of the invoice.
6.3	Interests
In the event that WEX shall fail to pay any invoice due in accordance with Section 6.2, interest shall accrue on overdue amounts at the rate of one and one-half percent (1.5%) per month (or eighteen percent (18%) annually); a maximum delay of three (3) months will be tolerated, after which Sabex shall have the right to ask for additional guarantees of payment, and in case of denial, to terminate the Agreement, without WEX having the right to ask for any kind of reimbursement and saving the rights of Sabex to recover the possible credits and compensation for damages suffered; the whole except with respect to invoices disputed in good faith by WEX pursuant to Section 7.4, for which interest shall not accrue on the amounts in dispute during the pendency of such dispute and further subject to Article 16 (arbitration).
7.	DELIVERY

7.1	Delivery of Finished Products, Transfer of Risks and Property, Costs
All Finished Products shall be delivered EXW on the date specified in the applicable Purchase Order, except to the extent that WEX’s Purchase Order exceeds the Forecast Update by greater than ten percent (10%), in which event, the delivery of quantities in excess of ten percent (10%) of the Forecast Update shall be made EXW in accordance with the provisions of Sections 5.4 and 7.3. In accordance with EXW rules, title, possession, and risk of loss shall pass to WEX upon the Finished Products being put at the disposal of WEX’s carrier at Sabex’s loading dock. Upon arrival of the Finished Products to WEX’s designated facilities, WEX shall promptly inspect all Finished Products in a reasonable manner. All costs associated with the shipment of the Finished Products to WEX’s facilities will be supported by WEX.
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7.2	Requirements at delivery
Prior to or concurrently with the delivery of the Finished Products at Sabex’s loading dock, WEX shall be provided with a Certificate of Analysis.
7.3	Delivery Date
Subject to the terms and conditions of this Agreement, Sabex shall ensure that all Finished Products ordered pursuant to a valid Purchase Order which is in conformance with Section 5.3 above, are delivered on the scheduled delivery dates. Delivery of ninety percent (90%) or more of any such Purchase Order shall be considered a complete order, provided that the remaining quantities of any such Purchase Order are delivered within the thirty (30) day period following the requested delivery date.
7.4	Compliance of Finished Products
7.4.1
WEX shall have the right to reject or revoke acceptance of any Finished Products which are not as warranted in Section 10.2, at any time during the period of twenty (20) days following the date of arrival of such Finished Products to WEX’s facilities.

7.4.2
In the event WEX tests the Finished Products to determine whether the Finished Products meet the Specifications and finds that the Finished Products do not conform to the Specifications, WEX shall report any adverse findings to Sabex within the twenty (20) day period following delivery of the Finished Products to WEX’s facilities. All Finished Products not meeting the Specifications and not capable of being reworked into Finished Products meeting Specifications, shall be returned to and disposed of by Sabex, after proof has been established that they were handled and stored properly by WEX.

7.4.3
Sabex shall replace at WEX’s location any Finished Products which are mutually determined not to meet Specifications. Such replacement Finished Products shall conform to the Specifications and shall be at no additional cost to WEX.

7.4.4
If the analysis or assay of a sample of the Finished Products performed by or for WEX indicates that the batch of Finished Products does not meet Specifications and Sabex’s analysis or assay of its sample from the same batch indicates that the batch does meet Specifications, Sabex will so advise WEX and a joint investigation will be conducted to determine the cause of the failure.

7.4.5
The party who was responsible for causing the product not to meet the Specifications shall bear all risk of loss with respect thereto, including but not limited to the cost of the joint investigation and any independent third party testing of Finished Products as well as destruction costs.

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8.	REGULATORY MATTERS AND DOCUMENTATION

8.1	Compliance with Specifications and Regulations
During the Term of this Agreement, Sabex shall, in the manufacturing of the Finished Products, comply with the Specifications provided by WEX and with all applicable local, provincial and federal laws and regulations, including the Act, the applicable cGMP and any other relevant regulations promulgated by the HPFB.
8.2	Reviewing of Specifications
During the Term of this Agreement, the parties may revise the Specifications only by mutual written agreement. If a change or a modification to the Specifications becomes mandatory pursuant to changes in the Act, or pursuant to any policy or policy changes of the HPFB, then both parties shall work diligently in changing or modifying the Specifications in accordance with said changes or modifications. In such an event, the Purchase Price shall be adjusted accordingly if Sabex’s Net Manufacturing Costs are modified as a result of such revision.
8.3	Records of Operations
Sabex shall ensure that complete and accurate records of all operations in the manufacture and supply of Finished Products under this Agreement are maintained pursuant to the applicable regulations.
8.4	Governmental Bodies and Other Inquiries
Upon being contacted by any Governmental Body in the Territory in connection with the API’s, the Finished Products or any other matter which might reasonably be expected to affect the rights or obligations of the other party under this Agreement, the party so contacted shall immediately notify the other party. Each party, as appropriate, shall respond to all inquiries regarding the API’s and Finished Products from Governmental Bodies throughout the Territory and the parties shall provide one another with reasonable assistance in this regard.
9.	FIRST RIGHT OF REFUSAL TO ACQUIRE EXCLUSIVE LICENCE

9.1	GRANT
9.1.1
In consideration for the manufacture and supply to WEX of Finished Products for the conduct of the Clinical Trials, WEX hereby grants to Sabex a first right of refusal (the “First Right of Refusal”) to acquire an exclusive license in the Territory (the “Licence Agreement”), to all of WEX’s rights required to make, have made, use, sell, have sold, offer for sale, market, and distribute each of the Finished Products, in any injectable pharmaceutical formulation, once a NOC has been obtained from the HPFB for each of the Finished Products (the “Commercialization Rights”).

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9.1.2
The Commercialization Rights include all the rights necessary for the manufacture, promotion, testing, marketing, distribution and sale, of the Finished Products including, but not limited to, information, data, formulae, inventions, patents or patent applications (a list of such patents or patent applications existing as of the Effective Date is attached hereto as Schedule “9.1.2”). improvements, manufacturing and medical information, copyrights, know-how and trade secrets, whether protectable or not as trade secrets, including copies of any standard operating procedures that apply to the production, manufacturing and packaging of the Finished Products, as well as the WEX’s current analytical test methods and all other intellectual property rights related to the Finished Products; it however being understood that (i) all research and Clinical Trials for the Finished Products shall always be accomplished by WEX as provided in this Agreement, (ii) WEX shall have complete control over such research and clinical trials, and (iii) Sabex shall be granted access to the results of such research and Clinical Trials as part of the Commercialization Rights.

9.1.3
As part of the Licence Agreement, Sabex shall have the complete exclusivity of the manufacture and sale of Finished Products in the Territory. WEX will undertake in the Licence Agreement not to, directly or indirectly, supply the Finished Products or the API’s to any other entity for the manufacturing of Finished Products intended for sale in the Territory.

9.1.4
The term of this License Agreement shall be variable for each of the Finished Products, and shall be the date upon which the last of the licensed patent(s) claims covering the Commercialization Rights expires for each of the Finished Products, whether by statute or otherwise (the “Licence Term”) and the effective date shall also be variable for each of the Finished Products, starting from the notice received from the HPFB confirming the granting of the NOC for each of the Finished Products. Each time such an approval from the HPFB has been received for one of the Finished Products, it shall be added to the Licence Agreement.

9.1.5
It is understood that Sabex shall be free to manufacture and sell the Finished Products in the Territory without any further restrictions or payments after the expiration of the Licence Term, subject however to Sabex exclusively purchasing its API’s from WEX, at a reasonable and competitive price to be mutually agreed upon and subject to the payment of a reasonable royalty to be agreed upon for use of WEX’s trade-marks used in connection with each such Finished Products.

9.2	EXERCISE
9.2.1
Following a notice sent by WEX to Sabex advising it of the incoming grant of a NOC for the first of the Products, according to the information reasonably available to it, the parties will have three (3) months to negotiate in good faith and fairness and in a diligent manner mutually acceptable and reasonable terms and conditions for the Licence Agreement, which are standard and competitive in the Canadian pharmaceutical industry.

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9.2.2
The Licence Agreement shall also include the licensing of the trademarks owned by WEX for each of the Finished Product in consideration of the payment by Sabex of either a royalty or profit sharing mechanism to be agreed upon. The terms and conditions of such compensation will depend on drug acceptability, market potential and market shares captured.

9.2.3
If the parties arrive to an agreement within this three (3) month period, it shall be in writing and it shall be conditional upon the granting of the NOC for this Finished Product within the following twelve (12) months. If such NOC is not granted within this twelve (12) month period, the negotiated agreement will be of no further force and effect and WEX shall have an obligation to send a new notice to Sabex to negotiate the terms and conditions for the Licence Agreement within a new three (3) month period, before having the right to negotiate the Commercialization Rights for the Territory with a third party.

9.2.4
This procedure shall apply for as long as the parties have not had a three (3) month period to negotiate an agreement for the Commercialization Rights in the Territory and that a NOC is not granted for any of the Finished Products within the next twelve (12) months.

9.2.5
If no agreement can be arrived at during this three (3) month period to negotiate the terms of the Licence Agreement, it is understood that WEX will not be allowed to enter into an agreement of the same nature for the Commercialization Rights in the Territory for any of the Finished Products, with a third party making a bona fide offer (the “Third Party Offer”), before having notified and sent to Sabex on a confidential basis as hereinafter provided a copy of such Third Party Offer, for any of the Finished Products in order for Sabex to fully appreciate the extent and consequences of such Third Party Offer on the manufacturing and distribution of the Finished Products for the Territory.

9.2.6
Sabex shall then have twenty (20) days to decide if it shall exercise its First Right of Refusal. Sabex agrees to sign and be bound by the terms of a non-disclosure agreement, concurrently with the receipt of the Third Party Offer, as may be reasonably necessary to maintain confidential the information contained therein.

9.2.7
Should Sabex decide to avail itself of its First Right of Refusal, WEX shall notify the third party offeror of its refusal of the Third Party Offer and Sabex shall enter into the Licence Agreement with WEX on terms and conditions not less favourable than those of the Third Party Offer. If Sabex decides not to avail itself of its First Right of Refusal, WEX shall be free to enter into an agreement on the exact terms of the Third Party Offer with such third party offeror.

9.2.8
WEX shall then notify in writing Sabex, within the next ten (10) business days of such event, of the conclusion or non conclusion of this agreement with such third party offeror. If WEX does not enter into such an agreement, the First Right of Refusal shall remain in effect for any new third party bona fide offer WEX may receive thereafter and the procedure set out herein shall apply mutatis mutandi.

EXT — Manufacturing and Option Agreement

9.3	Undertakings of WEX
9.3.1
WEX undertakes to supply Sabex with all necessary API’s for the manufacture and sale of Finished Products by Sabex for the term of the Licence Agreement, at a set price, including an adjustment mechanism, to be mutually agreed to by the parties in the Licence Agreement.

9.3.2
WEX undertakes not to distribute directly the Finished Products in the Territory, thereby depriving Sabex of its First Right of Refusal to acquire a license to the Commercialization Rights, should the parties fail to negotiate acceptable terms and conditions for the Licence Agreement. However, this restriction shall not be interpreted as to prevent WEX from selling each of the Finished Products in the Territory under the Special Access Programme of the HPFB or any equivalent program until the NOC for such Finished Product is obtained or definitively refused.

9.4	Undertakings of Sabex
Subject to Subsection 3.1.1 and to Section 4.1, Sabex undertakes to continue to supply the Finished Products to WEX for a reasonable interim period of time to be negotiated in good faith, but to be not less than three (3) months and not to exceed six (6) months, if the parties can not agree on acceptable terms and conditions for the Licence Agreement pursuant to this article 9. These Finished Products to be supplied during the above-mentioned interim period will be invoiced to WEX at Sabex’s Net Manufacturing Costs multiplied by 2.5.
10.	REPRESENTATIONS AND WARRANTIES OF SABEX
Sabex hereby represents and warrants as follows and hereby acknowledges and confirms that WEX is relying on such representations and warranties in connection with the manufacture of the Finished Products:
10.1	Corporate Existence
Sabex is a company duly organized, validly existing and in good standing under the laws of Canada, has the corporate power to own its properties and carry on its business as the business is now being conducted.
10.2	Warranties of Sabex Regarding the Finished Products
Sabex warrants that the Finished Products shall (i) at time of delivery to WEX’s carrier, conform to the Specifications, and (ii) not be adulterated or misbranded within the meaning of the Act.
10.3	Execution and Delivery of Agreement
The execution and delivery of this Agreement by Sabex and the observance and performance of the terms and provisions of this Agreement on the part of Sabex to be observed and performed have been duly authorized and do not constitute a violation of applicable laws or a violation or a breach of Sabex’s charter documents or by-laws.
EXT — Manufacturing and Option Agreement

10.4	Veracity of Representations and Warranties
No representation or warranty contained in this Article 10 and no statement contained in any schedule, list, or other disclosure document provided or to be provided to WEX pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.
10.5	Limitation of Representations or Warranties
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SABEX MAKES NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IN ALL CASES SABEX SHALL NOT INCUR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL LIABILITIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOST BUSINESS, LOST SAVINGS AND LOST PROFITS, REGARDLESS OF THE CAUSE AND WHETHER ARISING IN CONTRACT OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LIABILITIES.
11.	REPRESENTATIONS AND WARRANTIES OF WEX

WEX hereby represents and warrants as follows and hereby acknowledges and confirms that Sabex is relying on such representations and warranties in connection with the purchase by it of the Finished Products:

11.1	Corporate Existence

WEX is a company duly organized, validly existing and in good standing under the laws of Canada, has the corporate power to own its properties and carry on its business as the business is now being conducted.

11.2	Execution and Delivery of Agreement

The execution and delivery of this Agreement by WEX and the observance and performance of the terms and provisions of this Agreement on the part of WEX to be observed and performed have been duly authorized and do not constitute a violation of applicable laws or a violation or a breach of WEX’s charter documents or by-laws or any provision of any contract or other instrument to which WEX is a party or by which it is bound, or any order, writ, injunction, decree, statute, rule, by-law or regulation applicable to it, nor do they constitute a default (or would with the passage of time or the giving of notice or both, or otherwise, constitute a default) under any contract, agreement or instrument to which WEX is a party or by which WEX is bound; WEX is not a party to or bound by any mortgage, lien, deed of trust, or any material lease, agreement or instrument, or any order, judgment or decree which would require the consent of another to the execution of this Agreement or prohibit or require the consent of another to fully give effect to any of the transactions referred to in or contemplated by this Agreement.

EXT — Manufacturing and Option Agreement

11.3	Compliance with applicable laws in the Research Area

In the conduct of the Clinical Trials, WEX shall be solely responsible for complying with all laws and regulations applicable in the Research Area including, without limitation, laws and regulations relating to the importation of the Finished Products.

11.4	Ownership of Commercialization Rights

WEX represents and warrants that it is the owner of record of the Commercialization Rights and it has the right to apply for patents that are part of the Commercialization Rights.

11.5	No Litigation
11.5.1
There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations affecting WEX or the right of WEX to manufacture, sell or use the API’s or grant a licence to the Commercialization Rights and no such suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations affecting the ownership of the API’s, the right to sell the API’s or the grant of a licence to the Commercialization Rights have been served on WEX.

11.5.2
WEX is not subject to any liability, claim, or threatened claim, accrued, contingent or otherwise by any person under any law, rule, regulation or order of any Governmental Body, which could likely adversely affect the supply of the API’s to Sabex including, without limitation, any third party personal liability claims, environmental damage or order for remediation or non compliance with any environmental laws with respect to the production of the API’s.

11.6	No Infringement of Third Parties Intellectual Property Rights
WEX represents and warrants that, to the best of its knowledge, (i) the production, manufacture and sale of the API’s to Sabex, (ii) the grant to Sabex of a licence to the Commercialization Rights, and (iii) the use by Sabex of the Know-How, the API’s and the Commercialization Rights to manufacture and sell Finished Products in the Territory, do not infringe third party’s intellectual property rights in the Territory. For the purpose of this Section 11.6, the reference to “the best knowledge of WEX” shall be deemed to mean the actual knowledge of WEX, after having made due and diligent inquiry as it considers necessary as to the matter that is the subject of the representations and warranties contained in this Section 11.6.
WEX confirms that it has not received any notice, complaint, threat or claim alleging infringement of any patent rights, Know-How, trade-mark, trade name, copyright, industrial design, trade secret or other intellectual property rights of any other person and its activities relating to the API’s and the Finished Products do not include any activity which may constitute passing off.
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11.7	Veracity of Representations and Warranties
No representation or warranty contained in this Article 11 and no statement contained in any schedule, list, or other disclosure document provided or to be provided to Sabex pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.
12.	INDEMNIFICATION

12.1	Indemnification by Sabex
12.1.1
Sabex shall, at its expense, defend any action or claim instituted against WEX or its Affiliates and indemnify and hold harmless WEX and its Affiliates, together with their respective officers, directors, employees, agents, and insurers for any Loss arising out of Sabex’s breach of (i) its warranties or (ii) Sabex’s covenants each as set forth in this Agreement.

12.1.2
In such event, WEX shall not settle any such claim without the prior written consent of Sabex, which consent shall not be unreasonably withheld or delayed, and Sabex shall have the right, if it so wishes, to conduct negotiations to settle or to conduct any litigation arising out of any such claim, at its expense. WEX shall provide prompt and written notice of any claim to Sabex and WEX shall cooperate in the defense of the claim.

12.2	Indemnification by WEX
12.2.1
WEX shall, at its expense, defend any action or claim instituted against Sabex or its Affiliates and indemnify and hold harmless Sabex and its Affiliates, together with their respective officers, directors, employees, agents, and insurers for any Loss arising out of WEX’s breach of (i) its warranties or (ii) WEX’s covenants each as set forth in this Agreement.

12.2.2
In such event, Sabex shall not settle any such claim without the prior written consent of WEX, which consent shall not be unreasonably withheld or delayed, and WEX shall have the right, if it so wishes, to conduct negotiations to settle or to conduct any litigation arising out of any such claim at its expense. Sabex shall provide prompt and written notice of any claim to WEX and Sabex shall cooperate in the defense of the claim.

12.3	Insurance
Sabex and WEX shall maintain insurance policies covering their respective obligations under this Article 12 issued by reputable insurance companies under ordinary terms and conditions in the pharmaceutical industry and will prove the existence thereof to the other party if so requested.
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13.	FORCE MAJEURE

13.1	Event of Force Majeure
13.1.1
“Event of Force Majeure” means any event or circumstance occurring after the Effective Date which was beyond the reasonable control of the party invoking such event or circumstance (including fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, power outages, strikes or lockouts, or acts of a Regulatory Agency) and which event or circumstance was either (i) unforeseeable, or (ii) foreseeable, but could not have been avoided, prevented or overcome through the exercise of reasonable diligence. “Event of Force Majeure” does not include (i) any event or circumstance which was caused by the negligence or willful act outside the scope of the duties and obligations under this Agreement of the party invoking an Event of Force Majeure or the employees or agents of such party, and (ii) financial inability to perform or changes in market conditions.

13.1.2	A party shall be excused from its failure to perform any of its obligations hereunder if such party is unable to perform such obligation by reason of an Event of Force Majeure.
13.1.3	If a party wishes to invoke an Event of Force Majeure, such party shall:
13.1.3.1
immediately notify the other party of (i) the occurrence of such Event of Force Majeure, (ii) the estimated date on which the Event of Force Majeure began, and (iii) the nature of the Event of Force Majeure;

13.1.3.2	not be entitled to suspend performance under this Agreement of any greater scope or longer duration than is required by the Event of Force Majeure;
13.1.3.3
use all commercially reasonable efforts to (i) mitigate the effects of the Event of Force Majeure (including through the reasonable use of alternate sources, work-around plans or other means), (ii) cure its inability to perform, (iii) resume full performance hereunder as soon as practicable, and (iv) keep the other party apprised of such efforts on a continuous basis; and

13.1.3.4	as soon as reasonably practicable, submit to the other party evidence of the Event of Force Majeure.
13.1.4	The party invoking an Event of Force Majeure shall:
13.1.4.1	forthwith after the termination of the Event of Force Majeure notify the other party of such termination; and

13.1.4.2	as soon as practicable after the termination of the Event of Force Majeure resume performance of the obligations affected by such Event of Force Majeure and notify the other party of such resumption.
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14.	CONFIDENTIALITY
14.1	Confidentiality of information
14.1.1
Sabex shall not, as long as the Licence Agreement referred to in Subsection 9.1.1 shall not have been entered into by and between Sabex and WEX, without the consent of WEX, directly or indirectly communicate or disclose to any person any confidential knowledge or information howsoever acquired including, without limitation, information received relating to or concerning the Clinical Trials, customers, API’s, Finished Products, technology, Know-How, intellectual property rights, systems, operations or other confidential information regarding WEX’s business or that of any of its Affiliates (“WEX Confidential Information”), nor shall it use or make available any such WEX Confidential Information directly or indirectly in connection with any business or activity in which it is or proposes to be involved, or in connection with the solicitation or acceptance of employment with any person. WEX undertakes to do likewise with respect to any confidential knowledge or information howsoever acquired or other confidential information regarding Sabex’s business or that of any of its Affiliates (the “Sabex Confidential Information”). For the purposes of this article, shall be excluded from the obligations of confidentiality and non-disclosure hereunder the WEX Confidential Information ant the Sabex Confidential Information (collectively the “Confidential Information”) which the recipient thereof demonstrates:

14.1.1.1	is a part of the public domain through no act or omission of such party or its officers, employees, agents, advisor or other representatives;
14.1.1.2	was lawfully within its possession prior to its receipt thereof from the disclosing party;
14.1.1.3	was received in good faith by the receiving party from a third party, who was lawfully in possession of, and had the right to disclose, the same; or
14.1.1.4
is information which such party is required by law to disclose, provided that such party first notifies the other party that it believes it is required to disclose such information and it allows the other party a reasonable period of time to contest the disclosure of such information.

14.1.2	The obligations of this Agreement regarding Confidential Information shall survive expiry or termination of this Agreement for as long as they remain confidential.
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15.	NOTICES
All notices in connection with this Agreement shall be in writing and either hand-delivered, mailed by registered or certified mail, postage prepaid or sent by telecopier (with confirmation notices sent as described below). Any such notice shall be deemed to have been received on the date of the hand-delivery, if delivered by hand, on the fifth (5th) business day following the date of mailing if sent by registered or certified mail or on the date shown on the telecopier report slip if sent by telecopier. The parties respective addresses for the purpose of receiving such notices are as follows:

If to Sabex:	SABEX 2002 INC.
	145 Jules-Léger Street,
	Boucherville, Quebec,
	Canada
	J4B 7K8

	Attention of:	President
	Facsimile number:	450.641.8615

	With a copy to:

	LÉGER ROBIC RICHARD
	55 St. Jacques
	Montreal, Quebec, Canada
	H2Y 3X2

	Attention of:	Georges T. Robic
	Facsimile number:	514.845.7874

If to WEX:	INTERNATIONAL WEX TECHNOLOGIES INC.
	777 Hornby Street
	Suite 2000
	Vancouver, British
	Columbia, Canada V6Z 1S4

	Attention of:	President
	Facsimile number:	604.683.8868

	With a copy to:

	FASKEN MARTINEAU DuMOULIN LLP
	Suite 3400
	800 Place Victoria
	Montreal, Quebec, Canada
	H4Z 1E9

	Attention of:	Paul Marcotte
	Facsimile number:	514.397.7600
EXT — Manufacturing and Option Agreement

Either party may, at any time, give notice of any change of address to the other and the address specified therein shall be such party’s address for the purpose of receiving notices.
16.	ARBITRATION
Any dispute, controversy or claim arising out of or relating to this Agreement, the breach, termination or invalidity thereof, shall be finally settled by arbitration under the auspices of the Quebec National and International Commercial Arbitration Centre, by means of an arbitration and to the exclusion of courts of law, in accordance with its General Commercial Arbitration Rules in force at the time the Agreement is signed, by the decision of a single arbitrator who’s decision shall be final and binding and which can not be appealed. The arbitration will take place in Montreal (Quebec). This arbitration procedure shall however not apply to patent infringement disputes or other related intellectual property matters, if any.
17.	GENERAL PROVISIONS

17.1	Assignability
Neither this Agreement nor any rights or obligations hereunder are assignable by a party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however that either party may assign this Agreement and the rights and obligations hereunder to any third party who purchases or otherwise acquires all or substantially all of that party’s assets or shares, except to the extent that the third party which purchases or otherwise acquires all or substantially all of such assets or shares shall not be a competitor of the other party with respect to the Finished Products. In the event of such an assignment by a party, it shall remain primarily (and not secondarily or derivatively) liable for the full and timely performance by such assignee of all of its obligations hereunder for the Term.
17.2	Independent Contractors
It is not the intent of the parties to create a partnership or a joint venture or to assume partnership liability or responsibility. To the contrary, it is the intent of the parties that the obligations of the parties shall be limited to the obligations of each set out in this Agreement and the rights and obligations of the parties shall be several and not joint.
17.3	Waiver
Neither the failure nor any delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy or preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.
17.4	Binding Effect
This Agreement shall be binding upon and shall inure to the exclusive benefit of the respective parties, their legal representatives, successors, or permitted assigns. This Agreement is not intended to, nor shall it create any right in favour of any other party.
EXT — Manufacturing and Option Agreement

17.5	Validity
The invalidity or un-enforceability of any particular provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all other respect as if such invalid and unenforceable provisions were omitted.
17.6	Counterparts
This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.
17.7	Entire Agreement
This Agreement contains the entire agreement between the parties hereto with respect to the supply of Finished Products to WEX by Sabex and supersedes any prior agreement entered into by and between the parties, including the letter of intent from Sabex dated October 28, 2003 and accepted by WEX on November 10, 2003, which shall be of no further force and effect. This Agreement shall not be modified or amended except by an instrument in writing signed by the parties hereto. Any Purchase Order used by WEX for the purpose of ordering Finished Products shall be solely for the purpose of specifying the type and quantity of Finished Products so ordered and WEX delivery requirements and shall not otherwise modify the rights and obligations of the parties hereunder.
17.8	Survival
17.8.1
The provisions contained in Articles and Sections 1, 2, 4.3, 6, 8.3, 9, 12, 14, 15, 16 and 17, as well as any other provisions which, by their terms, are stated or required to survive termination or expiration of this Agreement shall survive expiration or termination of this Agreement and remain in force until discharged in full. In addition, any other provisions required to interpret and enforce the parties’ rights and obligations or to wind up their outstanding obligations under this Agreement shall survive to the extent required.

17.8.2
However, it is agreed by the parties that the Right of First Refusal granted to Sabex pursuant to Article 9, including WEX’s obligation pursuant to Subsection 9.2.5 and undertaking pursuant to Subsection 9.3.2 shall survive the expiration of this Agreement as well as the termination of this Agreement provided that such termination is not caused by Sabex’s default.

EXT — Manufacturing and Option Agreement

17.9	Public Disclosure
Neither party shall disclose to any third party or originate any publicity, news release or public announcement, written or oral, whether to the public or the press, or otherwise, referring to the terms of this Agreement, including its existence, the subject matter to which it relates, the performance under it or any of its specific terms or conditions, except by such announcements as are:
17.9.1	mutually agreed upon by the parties in writing; or

17.9.2
in the reasonable opinion of legal counsel for the party making such announcements are required by law. If a party believes a public announcement to be required by law with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

17.10	Further Assurances
Each Party agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and to do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments that may be necessary or as the other party may at any time reasonably request in connection with this Agreement or to carry out more effectively the provisions or purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement. Each party agrees to cause each of its employees and agents to take all actions and to execute, acknowledge and deliver all instruments or agreements reasonably requested by the other party and necessary for the perfection, maintenance, enforcement or defence of that party’s rights under this Agreement.
17.11	Cost and Expenses of Transaction
Except as otherwise provided herein, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its legal counsels, employees, agents and representatives.
17.12	English language
The Parties hereto confirm that it is their wish that this Agreement be drawn up in English only. Les Parties aux présentes confirment leur volonté que cette convention soit rédigée en anglais seulement.
[Remainder of this page intentionally left blank. The next page is the signature page.]
EXT — Manufacturing and Option Agreement

Signature page 1 of 1
SIGNATURES
IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by a duly authorised representative all as of the date first written above.
Signed in                      this                      day of March 2004.

(WEX)	INTERNATIONAL WEX TECHNOLOGIES INC.
	Per:	/s/ “Frank Shum”
		Name:	Mr. Frank Shum
		Title:	Chief Executive Officer and Chairman

Signed in	[ILLEGIBLE] QC.	this 17 day of March 2004.

(Sabex)	SABEX 2002 INC.
	Per:	/s/ “Pierre Frechette”
		Name:	Mr. Pierre Frechette
		Title:	President and Chief Operating Officer
(Signatures end)
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SCHEDULE 1.1.26
SABEX’S NET MANUFACTURING COSTS
(SEE ATTACHED)
EXT — Manufacturing and Option Agreement

Schedule 1.1.26
The computation of “Net Manufacturing Costs” shall include:
The cost of raw materials.
Historical (pat year) scrap of raw materials, WIP, and finished goods (exclusive of extraordinary losses). Scrap should be costed at the level of the cost bill when and where scrapped.
Department specific manufacturing overhead allocations, including, but not limited to, utilities, indirect manufacturing materials and supplies, supervision, plant management, maintenance, taxes (excluding income taxes) and insurance; consistent with allocation methods used historically by Sabex within the production facility.
Depreciation, which shall fairly reflect on a pro rata basis, the use of assets used for manufacturing Sabex products.
Direct labour costs attributable to the manufacture of the Sabex Products, plus engineering and other technical assistance required for production support.
Overhead allocations from involved service areas, including quality assurance, inventory storage and other services required to be performed hereunder in connection with the manufacturing of Sabex Products (including any mutually agreed upon services performed outside the manufacturing location); consistent with allocation methods used with all other products within the production facility.
Freight, taxes and import duties on raw materials payable by Sabex, if applicable; consistent with allocation methods used with all other products within the production facility.
Actual costs incurred for engineering services, permitting, equipment or otherwise in connection with compliance with environmental laws as a result of the manufacture of Sabex products; consistent with allocation methods used with all other products within the production facility.
All other direct costs attributable to the manufacture of the Sabex products, incurred by Sabex as a result of changes in GMP requirements and other applicable laws, contemplated manufacturing methods or other conditions affecting the manufacture of the Sabex products, consistent with allocation methods used with all other products within the production facility.

SCHEDULE 1.1.36
SPECIFICATIONS
(SEE ATTACHED)
[TO BE PROVIDED BY WEX]
EXT — Manufacturing and Option Agreement

PRODUIT:	TETRODOTOXIN	CODE: 1002596
PRODUCT:

FABRICANT:	Nanning Maple Leaf Pharmaceutical Co. Ltd.	PAGE: 1 de 1
MANUFACTURER:		PAGE: 1 of 1

Vérifié par	Chantel [ILLEGIBLE] 04-01-20	Émission: 2004-01-20
Verified by		Issue date

Approuvé par	Boureet 04-01-21	Mise en vignenr:
Approved by		Effective date

Approuvé par	[ILLEGIBLE] 04-01-21	Révision:
Approved by	International Wex Technologies Inc.	Revised
SPÉCIFICATIONS: MATIÉRE PREMIÉRE
SPECIFICATION: ACTIVE PHARMACEUTICAL INGREDIENT
DESCRIPTION: Pondre blanche à blanc-cassé.
DESCRIPTION: Write to off-white powder.

TEST	MÉTHODE	SPÉCIFICATIONS
(TEST)	(TEST METHOD)	(SPECIFICATION)

Description	Visualle	Conforme
	Visual	Conforms

Solubilité Solubility	Sodexen 776	Soluble dans l’ acide acétique dilué
Soluble in dilute acetic acid
Insoluble dans l’ eau et dans l’ éthanol anhydre
Insoluble in water, [ILLEGIBLE]
Soluble avec décomposition dans HCL et NaOH
Soluble and decomposible in HCL and NaOH

Identification	USP <197>	Spectre IR conforme au standard
	(IR — QC-004 Naming)	IR spectrum conforms to standard

	Sedexen 773 (HPLC)	R[ILLEGIBLE] dn pic principal conforme an standard
R[ILLEGIBLE] of major peak conforme to standard

Transmittance	Sodexen 774	> 98,0%
Transmittancy	(UV)	> 98.0%

[ILLEGIBLE] de la solution	Sodexen 774	Libre de toute substance visuelie
Clarity of solution		[ILLEGIBLE] of visual śubstance

Perte au séchage	USP [ILLEGIBLE]	< 3,0%
Loss on drying	(QC-007 Naming)	< 3.0%

Substances apparentées	Sodexen 773	< 3.0% (total)
Released [ILLEGIBLE]	(HPLC)	< 3.0% (total)

Impuretés [ILLEGIBLE]	Sodexen 773	Anhydro-TTX ; < 1%
Known [ILLEGIBLE]	(HPLC)	Anhydro-TTX ; < 1%

Dosage	Sodexen 773	> 96,0% (tel quel)
[ILLEGIBLE]	(HPLC)	>96.0% (as is)

SCHEDULE 5.1
INITIAL FORECAST
[INITIAL 12 MONTH FORECAST TO BE PROVIDED BY WEX]
EXT — Manufacturing and Option Agreement

Initial 12 month forecast:	10,000 ampoules

Based on 1st one batch of 5,000 ampoules

Plus 2nd batch of 5,000 ampoules to be ordered at a later date with 2 months lead time.

SCHEDULE 9.1.2
PATENTS OR PATENT APPLICATIONS
(SEE ATTACHED)
[TO BE PROVIDED BY WEX]
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LIST OF PATENT APPLICATIONS ABOUT TETRODOTOXIN

				China Filing	China Filing	US Filing	US Filing
No.	DESCRIPTION	INVENTORS	PATENTEE	No.	Date	No.	Date
1	TTX Extraction Method	Zhou et al.	Wex Medical	00124516.3	09/18/2000	09/695,711	10/25/2000
2	Systemic Analgesia by TTX	Dong et al.	Wex Medical	00124517.1	09/18/2000	09/695,053	10/25/2000
3	Local Analgesia by TTX	Ku et al.	Wex Medical	00124518.X	09/18/2000	09/702,826	11/01/2000
4	TTX Extraction System	Zhou et al.	MLP	00132674.0	11/22/2000	09/818,775	03/28/2001
5	TTX Purification Method	Zhou et al.	MLP	00132673.2	11/22/2000	09/818,863	03/28/2001
6	TTX Formulation for Analgesia, Anesthesia and Drug Addiction Treatment	Kang et al.	MLP	00132672.4	11/22/2000	09/819,796	03/29/2001
7	Anh-TTX Extraction Method	Lu et al.	MLP	00136693.9	12/29/2000	10/022,521	12/20/2001
8	Local Analgesia by TTX	Liu et al.	Wex Medical	01110498.8	04/25/2001	10/006,122	12/10/2001
9	Synergistic Analgesia by TTX and Morphine	KU et al	Wex Medical	01118089.6	05/18/2001	10/062,483	02/05/2002
10	Synergistic Analgesia by TTX and Aspirin	KU et al	Wex Medical	01115990.1	06/22/2001		WIP/WEX
11	Powder for injection	Zhang et al	MLP	03146020.8	07/14/2003
12	Drug Dependence Treatment	Pan et al.	MLP	China Patent No. ZL 95 1 90556.2 01/22/2000		US Patent No. 5,846,975 12/081998
13	Correlative analysis in multi-domain processing of cardiac signals	Shen et al	Wex Medical	China Patent No. S7D001 03/30/1987		US Patent No. 5,029,082 07/02/1991
As of January 2004